                                                                     EXHIBIT 4.3

                            IVIVI TECHNOLOGIES, INC.
                   2004 AMENDED AND RESTATED STOCK OPTION PLAN

               (As Amended and Restated Effective August 28, 2006)

                                    ARTICLE I

                                    THE PLAN

         1.1 TITLE. This plan is entitled the "Ivivi Technologies, Inc. 2004 Amended and Restated Stock Option Plan" (the "Plan").

         1.2 PURPOSE. The purpose of the Plan is to enhance the long-term stockholder value of Ivivi Technologies, Inc., a New Jersey corporation (the "Company") by offering opportunities to directors, officers, employees and eligible consultants of the Company and any Related Company, as defined below, to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company or a Related Company.

                                   ARTICLE II

                                   DEFINITIONS

         The following terms will have the following meanings in the Plan:

         "Board" means the Board of Directors of the Company.

         "Cause," unless otherwise defined in the instrument evidencing the award or in an employment or services agreement between the Company or a Related Company and a Participant, means a material breach of the employment or services agreement, dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Common Stock" means the common stock, no par value, of the Company.

         "Consultant Participant" means a Participant who is defined as a Consultant Participant in Article 5.

         "Corporate Transaction," unless otherwise defined in the instrument evidencing the Option or in a written employment or services agreement between the Company or a Related Company and a Participant, means consummation of either:

                  (a) a merger or consolidation of the Company with or into any other corporation, entity or person; or

                  (b) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or all or substantially all the Company's assets.

         Notwithstanding the foregoing, a Corporate Transaction shall not include a Related Party Transaction.

         "Disability," unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Company and to be engaged in any substantial gainful activity.

         "Employment Termination Date" means, with respect to a Participant, the first day upon which the Participant no longer has an employment or service relationship with the Company or any Related Company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means the per share value of the Common Stock determined as follows: (a) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market, the closing price per share on the last trading day immediately preceding such date on the principal exchange on which it is traded or as reported by NASDAQ; (b) if the Common Stock is not then listed on an exchange or the NASDAQ National Market, but is quoted on the NASDAQ Small Cap Market, the NASDAQ electronic bulletin board or the National Quotation Bureau pink sheets, the average of the closing bid and asked prices per share for the Common Stock as quoted by NASDAQ or the National Quotation Bureau, as the case may be, on the last trading day immediately preceding such date; or (c) if there is no such reported market for the Common Stock for the date in question, then an amount determined in good faith by the Plan Administrator.

         "Grant Date" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Option or such later date specified by the Plan Administrator, and on which all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Options shall not defer the Grant Date.

         "Incentive Stock Option" means an Option granted with the intention, as reflected in the instrument evidencing the Option, that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

         "IPO Effective Date" means the date on which the Securities and Exchange Commission declares effective a registration statement that describes the initial public offering of the Common Stock. No assurances are given that the Company will ever seek to effect or consummate an initial public offering.

         "Non-qualified Stock Option" means an Option other than an Incentive Stock Option.

         "Option" means the right to purchase Common Stock granted under Article 7.

         "Option Expiration Date" has the meaning set forth in Article 7.6.

         "Option Term" has the meaning set forth in Article 7.3.

         "Outside Director" means a member of the Board who is not an employee of the Company or a Related Company.

         "Participant" means the person to whom an Option is granted and who meets the eligibility requirements imposed by Article 5, including Consultant Participants, as defined in Article 5.

         "Plan Administrator" has the meaning set forth in Article 3.1.

         "Related Company" means any entity that, directly or indirectly, is in control of or is controlled by the Company.

         "Related Party Transaction" means (a) a merger or consolidation of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the Successor Corporation immediately after the merger; (b) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all the Company's assets to a wholly-owned subsidiary corporation;
(c) a mere reincorporation of the Company; or (d) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company's securities immediately before such transaction.

         "Retirement," unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan, means retirement on or after the individual's normal retirement date under the Company's 401(k) plan or other similar successor plan applicable to salaried employees.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Successor Corporation" has the meaning set forth in Article 12.3.1.

         "Stock Split" means a stock split of 1.625 shares for each outstanding share of Common Stock on or before the IPO Effective Date.

         "Vesting Commencement Date" means the Grant Date or such other date selected by the Plan Administrator as the date from which the Option begins to vest for purposes of Article 7.4.

                                   ARTICLE III

                                 ADMINISTRATION

         3.1 PLAN ADMINISTRATOR. The Plan shall be administered by the Board or a committee appointed by, and consisting of two or more members of, the Board (the "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "non-employee directors" as contemplated by Rule 16b-3 under the Exchange Act. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. At any time when no committee has been appointed to administer the Plan, then the Board will be the Plan Administrator.

         3.2 ADMINISTRATION AND INTERPRETATION BY PLAN ADMINISTRATOR. Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options under the Plan, including the selection of individuals to be granted Options, the type of Options, the number of shares of Common Stock subject to an Option, all terms, conditions, restrictions and limitations, if any, of an Option and the terms of any instrument that evidences the Option. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Option and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                                   ARTICLE IV

                            STOCK SUBJECT TO THE PLAN

         4.1 AUTHORIZED NUMBER OF SHARES. Subject to adjustment from time to time as provided in Article 11.1, the number of shares of Common Stock available for issuance under the Plan shall be 1,500,000 shares.

         4.2 REUSE OF SHARES. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise or settlement of the Option to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Options under the Plan. In the event shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision or right of repurchase, such shares shall again be available for the purposes of the Plan; provided, however, that the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the share number stated in Article 4.1, subject to adjustment from time to time as provided in Article 12.1; and provided, further, that for purposes of Article 4.3, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

         4.3 LIMITATIONS. Subject to adjustment from time to time as provided in
Article 12.1, not more than an aggregate of 1,500,000 shares of Common Stock shall be available for issuance pursuant to grants of Options under the Plan. No participant shall be granted, in any fiscal year of the Company, Options to purchase more than the number of shares of Common Stock authorized for issuance under the Plan.

                                    ARTICLE V

                                   ELIGIBILITY

         An Option may be granted to any officer, director or employee of the Company or a Related Company that the Plan Administrator from time to time selects. An Option may also be granted to any consultant, agent, advisor or independent contractor who provides services to the Company or any Related Company (a "Consultant Participant"), so long as such Consultant Participant (a) is a natural person or an alter ego entity of the natural person providing the services; (b) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction; and
(c) does not directly or indirectly promote or maintain a market for the Company's securities.

                                   ARTICLE VI

                                     OPTIONS

         6.1 FORM AND GRANT OF OPTIONS. The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Options to be granted under the Plan.

         6.2 SETTLEMENT OF OPTIONS. The Company may settle Options through the delivery of shares of Common Stock, the granting of replacement Options or any combination thereof as the Plan Administrator shall determine. Any Option settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine.

                                   ARTICLE VII

                                GRANTS OF OPTIONS

         7.1 GRANT OF OPTIONS. The Plan Administrator shall have the authority, in its sole discretion, to grant Options as Incentive Stock Options or as Non-qualified Stock Options, which shall be appropriately designated.

         7.2 OPTION EXERCISE PRICE. The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, provided that:

                  (a) the exercise price for Options granted to Participants other than Consultant Participants shall not be less than the minimum exercise price required by Article 8.3 with respect to Incentive Stock Options and shall not be less than 85% of Fair Market Value of the Common Stock on the Grant Date with respect to Non-qualified Stock Options;

                  (b) the exercise price for Options granted to Consultant Participants shall not be less than 85% of Fair Market Value of the Common Stock on the Grant Date.

         7.3 TERM OF OPTIONS. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the "Option Term") shall be as established for that Option by the Plan Administrator or, if not so established, shall be ten years from the Grant Date.

         7.4 EXERCISE OF OPTIONS. The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. The Plan Administrator, in its sole discretion, may adjust the vesting schedule of an Option held by a Participant who works less than "full-time" as that term is defined by the Plan Administrator or who takes a Company-approved leave of absence. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Article 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

         7.5 PAYMENT OF EXERCISE PRICE. The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

                  (a) cash;

                  (b) check;

                  (c) tendering (either actually or, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

                  (d) if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

                  (e) surrendering unexercised options with an intrinsic value (Market Value on date of exercise of underlying shares minus exercise price of options surrendered) equal to the exercise price of the options being exercised.

         7.6 POST-TERMINATION EXERCISES. The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if the Participant ceases to be employed by, or to provide services to, the Company or a Related Company, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

                  (a) Except as otherwise set forth in this Article 7.6, any portion of an Option that is not vested and exercisable on the Employment Termination Date shall expire on such date.

                  (b) Any portion of an Option that is vested and exercisable on the Employment Termination Date shall expire on the earliest to occur of:

                           (i) if the Participant's Employment Termination Date
                  occurs for reasons other than Cause, Retirement, Disability or death, the day which is three months after such Employment Termination Date;

                           (ii) if the Participant's Employment Termination Date
                  occurs by reason of Retirement, Disability or death, the one-year anniversary of such Employment Termination Date; and

                           (iii) the last day of the Option Term (the "Option
                  Expiration Date").

         Notwithstanding the foregoing, if the Participant dies after his or her Employment Termination Date but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Employment Termination Date shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

         Also notwithstanding the foregoing, in case of termination of the Participant's employment or service relationship for Cause, all Options granted to that Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after the Participant's relationship with the Company or a Related Company has ended, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

                  (c) A Participant's transfer of employment or service relationship between or among the Company and any Related Company, or a change in status from an employee to a consultant, agent, advisor or independent contractor or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of employment or service relationship for purposes of this Article 7. Unless the Plan Administrator determines otherwise, a termination of employment or service relationship shall be deemed to occur if a Participant's employment or service relationship is with an entity that has ceased to be a Related Company.

                  (d) The effect of a Company-approved leave of absence on the application of this Article 7 shall be determined by the Plan Administrator, in its sole discretion.

                  (e) If a Participant's employment or service relationship with the Company or a Related Company terminates by reason of Disability or death, the Option shall become fully vested and exercisable for all the shares subject to the Option. Such Option shall remain exercisable for the time period set forth in this Article 7.6.

                                  ARTICLE VIII

                       INCENTIVE STOCK OPTION LIMITATIONS

         Notwithstanding any other provisions of the Plan, and to the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

         8.1 DOLLAR LIMITATION. To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Non-qualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

         8.2 ELIGIBLE EMPLOYEES. Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options.

         8.3 EXERCISE PRICE. The exercise price of an Incentive Stock Option shall be at least 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a "Ten Percent Stockholder"), shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

         8.4 EXERCISABILITY. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Employment Termination Date if termination was for reasons other than death or disability, (b) more than one year after the Employment Termination Date if termination was by reason of disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's re-employment rights are guaranteed by statute or contract.

         8.5 TAXATION OF INCENTIVE STOCK OPTIONS. In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

         8.6 CODE DEFINITIONS. For the purposes of this Article 8, "parent corporation," "subsidiary corporation" and "disability" shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

                                   ARTICLE IX
                           GRANTS TO OUTSIDE DIRECTORS

         9.1 AUTOMATIC GRANTS. From and after the IPO Effective Date, all grants of Options to Outside Directors pursuant to this Article shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

                  (a) All Options granted pursuant to this Section shall be Non-qualified Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

                  (b) No person shall have any discretion to select which Outside Directors shall be granted Options under this Section or to determine the number of shares of Common Stock to be covered by such Options.

                  (c) Each person who becomes an Outside Director effective on the IPO Effective Date, or who first becomes an Outside Director following the IPO Effective Date, shall be automatically granted an Option to purchase 20,000 shares of Common Stock (after giving effect to the Stock Split) (the "First Option"), such grant to be effective as of the later of the IPO Effective Date or the date on which such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

                  (d) Each person who is an Outside Director as of each date after the IPO Effective Date on which an annual meeting of shareholders of the Company is held shall be automatically granted an Option to purchase 20,000 shares of Common Stock (after giving effect to the Stock Split) (a "Subsequent Option") on the date of such annual meeting if, as of such date, he or she shall have served on the Board for at least the preceding six months.

                  (e) The terms of each Option granted pursuant to this Section shall be as follows:

                           (i) the term of the Option shall be ten (10) years;

                           (ii) the exercise price per shares of Common Stock
                  shall be 100% of the Fair Market Value per Share on the date of grant of the Option; and

                           (iii) subject to Article XII hereof, the First Option
                  and the Subsequent Option shall vest and become exercisable as to one-third (1/3) of the shares of Common Stock subject to the Option on the date of grant and one-third (1/3) of such option vesting on the first anniversary of its date of grant, and the remaining one-third (1/3) of such Shares on the second anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

                  (f) The number of shares of Common Stock covered by the First Option and the Subsequent Option gives effect to the Stock Split, and if the Stock Split is not effected prior to the date of grant thereof, such number of shares of Common Stock shall be adjusted in accordance with Section 12.1 to reflect that the Stock Split was not effected, such that the Outside Director shall be entitled to purchase the number of shares which the Outside Director would have been entitled to receive without giving effect to the Stock Split.

         9.2 DISCRETIONARY GRANTS. Notwithstanding anything in the Plan to the contrary, the Board, in its sole and absolute discretion, may grant Options from time to time to any chairman of one or more of its various committees, including, but not limited to, its audit, compensation, nominating, and corporate governance committees. The terms of each Option granted pursuant to this Section 9.2 shall be in accordance with the terms set forth in paragraph
(e) of Section 9.1.

                                    ARTICLE X
                                   WITHHOLDING

         10.1 GENERAL. The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Option. The Company shall not be required to issue any shares Common Stock under the Plan until such obligations are satisfied.

         10.2 PAYMENT OF WITHHOLDING OBLIGATIONS IN CASH OR SHARES. The Plan Administrator may permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a portion of any shares of Common Stock that would otherwise be issued to the Participant having a value equal to the tax withholding obligations (up to the employer's minimum required tax withholding rate), or (d) surrendering any shares of Common Stock that the Participant previously acquired having a value equal to the tax withholding obligations (up to the employer's minimum required tax withholding rate to the extent the Participant has held the surrendered shares for less than six months).

                                   ARTICLE XI

                                  ASSIGNABILITY

         Neither an Option nor any interest therein may be assigned, pledged or transferred by the Participant or made subject to attachment or similar proceedings other than by will or by the applicable laws of descent and distribution, and, during the Participant's lifetime, such Options may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Option or may permit a Participant to designate a beneficiary who may exercise the Option or receive payment under the Option after the Participant's death; provided, however, that any Option so assigned or transferred shall be subject to all the terms and conditions of the Plan and those contained in the instrument evidencing the Option.

                                   ARTICLE XII

                                   ADJUSTMENTS

         12.1 ADJUSTMENT OF SHARES. In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company's corporate or capital structure, including, without limitation, a Related Party Transaction and the Stock Split, results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in
(i) the maximum number and kind of securities subject to the Plan and issuable as Incentive Stock Options as set forth in Article 4 and the maximum number and kind of securities that may be made subject to Options and to Options to any individual as set forth in Article 4.3, and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Article 12.1 but shall be governed by Articles 12.2 and 12.3, respectively.

         12.2 DISSOLUTION OR LIQUIDATION. To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Option has not been waived by the Plan Administrator, the Option shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

         12.3 CORPORATE TRANSACTIONS AND THEIR EFFECT ON OPTIONS.

                  (a) In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing an Option (or in a written employment or services agreement between a Participant and the Company or Related Company) and except as provided in subsection (b) below, each outstanding Option shall be assumed or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation").

                  (b) If, in connection with a Corporate Transaction, the Successor Corporation refuses to assume or substitute for an Option, then each such outstanding Option shall become fully vested and exercisable with respect to 100% of the un-vested portion of the Option. In such case, the Plan Administrator shall notify the Participant in writing or electronically that the un-vested portion of the Option specified above shall be fully vested and exercisable for a specified time period. At the expiration of the time period, the Option shall terminate, provided that the Corporate Transaction has occurred.

                  (c) For the purposes of this Article 12.3, the Option shall be considered assumed or substituted for if following the Corporate Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator and its determination shall be conclusive and binding.

                  (d) All Options shall terminate and cease to remain outstanding immediately following the Corporate Transaction, except to the extent assumed by the Successor Corporation.

         12.4 FURTHER ADJUSTMENT OF OPTIONS. Subject to Articles 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Options. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Options so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Options to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change of control that is the reason for such action.

         12.5 LIMITATIONS. The grant of Options shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         12.6 FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any Option, each such Option shall cover only the number of full shares resulting from such adjustment.

                                  ARTICLE XIII

                            AMENDMENT AND TERMINATION

         13.1 AMENDMENT OR TERMINATION OF PLAN. The Board may suspend, amend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, stockholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require stockholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

         13.2 TERM OF PLAN. Unless sooner terminated as provided herein, the Plan shall terminate ten years after the earlier of the Plan's adoption by the Board and approval by the stockholders.

         13.3 CONSENT OF PARTICIPANT. The suspension, amendment or termination of the Plan or a portion thereof or the amendment of an outstanding Option shall not, without the Participant's consent, materially adversely affect any rights under any Option theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Article 13 shall not be subject to these restrictions.

                                   ARTICLE XIV

                                     GENERAL

         14.1 EVIDENCE OF OPTIONS. Options granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

         14.2 NO INDIVIDUAL RIGHTS. Nothing in the Plan or any Option granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant's employment or other relationship at any time, with or without Cause.

         14.3 ISSUANCE OF SHARES. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

         14.4 NO OBLIGATION TO REGISTER SHARES. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws. To the extent the Plan or any instrument evidencing an Option provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         14.5 NO RIGHTS AS A STOCKHOLDER. No Option or Stock Option denominated in units shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option.

         14.6 COMPLIANCE WITH LAWS AND REGULATIONS. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to
Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

         14.7 PARTICIPANTS IN OTHER COUNTRIES. The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to assure the viability of the benefits from Options granted to Participants employed in such countries and to meet the objectives of the Plan.

         14.8 NO TRUST OR FUND. The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

         14.9 SEVERABILITY. If any provision of the Plan or any Option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and any such Option shall remain in full force and effect.

         14.10 CHOICE OF LAW. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New Jersey without giving effect to principles of conflicts of law.

                                   ARTICLE XV

                                 EFFECTIVE DATE

         The original effective date of the Plan is January 5, 2004. The effective date of the Plan as amended and restated herein is August 28, 2006.

                                 FIRST AMENDMENT
                                     TO THE
                            IVIVI TECHNOLOGIES, INC.
                   2004 AMENDED AND RESTATED STOCK OPTION PLAN

         WHEREAS, the Board of Directors of Ivivi Technologies, Inc. (the "Company") have established the Ivivi Technologies, Inc. 2004 Amended and Restated Stock Option Plan (the "Plan"); and

         WHEREAS, the Board of Directors desires to amend the Plan to conform the date for determining fair market value under the Plan with new Executive Compensation and Related Person Disclosure rules promulgated by the Securities and Exchange Commission; and

         WHEREAS, Section 13.1 of the Plan authorizes the Board of Directors to amend the Plan;

         NOW, THEREFORE, the Plan is hereby amended, effective as of February 5, 2007, as follows:

         1. The definition of "Fair Market Value" in Article II of the Plan is hereby amended in its entirety, to read as follows:

                         "FAIR MARKET VALUE" means, as of any date, the per
                  share value of the Common Stock determined as follows: (a) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market, the closing price per share on such date (or the most recent trading day preceding such date if there were no trades on such date) on the principal exchange on which it is traded or as reported by NASDAQ; (b) if the Common Stock is not then listed on an exchange or the NASDAQ National Market, but is quoted on the NASDAQ Small Cap Market, the NASDAQ electronic bulletin board or the National Quotation Bureau pink sheets, the average of the closing bid and asked prices per share for the Common Stock as quoted by NASDAQ or the National Quotation Bureau, as the case may be, on such date (or the most recent trading day preceding such date if there were no trades on such date); or
                  (c) if there is no such reported market for the Common Stock for the date in question, then an amount determined in good faith by the Plan Administrator.


         2. Except as amended hereby, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Ivivi Technologies, Inc. 2004 Amended and Restated Stock Option Plan, as of the 5th day of February, 2007, as evidence of its adoption by the Board of Directors of the Company on such date.


                                              IVIVI TECHNOLOGIES, INC.


                                              By:  /S/ Andre' DiMino
                                                   -----------------
                                                   Andre' DiMino
                                                   Co-Chief Executive Officer

WITNESS:

/s/ Alan V. Gallantar
-----------------------------